Solar Grade Polysirieon Supply Agreement

Party A: OSUNG LST Co.,ltd

Party B: CHAOLEI MARKETING AND FINANCE Co

    Osung LST.,Ltd. phovoltaic company founded in Korea, is dedicated to the research, productions sales an d after services of phovoltaic  products by solar grade ingots and wafers. Osung had founded 4 subsidiary production sites in Korea since 1994.

    CHAOLEI MARKETING AND FINANCE CO., a registered company in the State of Florida, USA, is the exclusive sales agent of China Sichuan Chaolei Industry Stock CO., LTD and provides proxy service for all the sales of products and services  for Sichuan Chaolei Industry Stock CO., LTD all over the world. Sichuan Chaolei Industry Stock CO., LTD is a private Siock Company, engaging in the mine exploration, metallic Silicon smelting, the research and production of the sillicon materials including polysilicon and monocrystall silicon. Sichuan Chaolei Induslry Stock is aimed at providing the best raw materials for photovoltaic companies, electronic information industry and chemical industry, home or abroad.

In order to realize the complementrary advantage and mutual development, party A and Party B agree to conclude the following, article after friendly consultations in accordance with the principle of equalily and mutualbenefit.

Article 1. Names, Categories, Specification and Qualities of the Products Purchased by Party A from Party B.

    1.  Names of One products; Solar Grade Poly Silicon

    2.  Technical standard of the products.

Party A and Party B. will sign an Agreement  ("Delivcry Agreement) at the end of each year, beginning in 2008, designating the technical standard and the price of the product to be delivered. This Agreement and Delivery Agreement will have equal legal effect.  In the event that a Delivery Agreemtne cannot be executed, this Agreement will be deemed null and void.

Article 2. Supply Time and Quality of the Product

Supply time and qualityof the products:

1.

Time	Quality (Tons)
In 2009	100
In 2010	300
In 2011	500
In 2012	500
In 2013	500
In 2014	1000

Article 3. Packing Standard of the Products and Supply and Recycling of the Wrappage.

    Packing standard, recycling of packing material, recycling methods and pricing will be determined in the annual Delivery Agreement signed by Party A and Party B.

Article 4. Place and Means of Delivery.

    1. Delivery place: Sichuan Chaolei Industry Stock Co., LTD  Chengdu, Sichuan Province .

    2. Delivery means: Party B is responsible fo the delivery and delivering the goods or Party A takes delivery of the goods ans transportation by itself.

Article 5. Time Limit of Delivery.

    The delivery date of  Party B shall be subject to the date the cargo delivery notice stipulated  in the Agreement. The cargo delivery notice from Party B shall reserve the necessary time (3-5 days) for Party A in the journey. Takind the delivery after the date stipulated in the agreement shall be deemed to delay in taking the delivery

Article 6. Prices, Payment for Goods and Settlement of the Payment.

    1. Price of the goods will be determined in the annual Delivery Agreement signed by Party A and Party B.

    2. Payment for goods: The way of payment for goods will he determined in the annual delivery Agreement signed by Party A and Party B.

    3. Settlement of the payment: Payments for the goods and other payment will be settled in accordance with the settlement measures of Citibank, NA

Article 7 Acceptance of Goods

    1. Time of acceptance: Party A will complete acceptance within 10 days after taking the delivery.

    2. Standard of acceptance: To be executed according to the rules of Delivery Agreement signed in each year.

Article 8. Time and Measures of Making Objections against the Products

    1. If  the categories, model, specification and quaiity of the producis are no found in compliance with the stipulations in theacceptance, Party A shall  properly safeguard the products and submit written objections to Party B within 30 days. During the period of payment collection, Party A is entitled the right to dishonor part of the payment for goods which do not meet the technical rules stipulated in the Agreement. It shall be deemed that the products are qualified if Parly A delays in notifying of Party B or doesn't submit notice to Party B that the products are not in complinace with ther term stipulated in the Agreement within 30 days after receiving. the goods.

    2.Party A shall not make objections if the product quality is decreased due to Party A's unsuitable usage, storage and maintance.

    3. Disposal of the written objections shall be completed  within 10 days. (unless otherwise specified in these rules or both parties decide to choose another term) after Party B receiving it from Party A,otherwise it shall be deemed that Party B  in the objections. and disposaladvices submitted by Party A.

Article 9 Liabilities for Breach of Agreement for Party A

    1.  If Party A cancels an order without reasons.during the Agreement term. a penalty of 5% of the payment For goods Shall be due for payment byParty A.

    2 . If Party A does not submit the technology index parameter of the products with the time stipulated in the agreement, Party A shall pay the damages due to delay in delivery in accordance with the section of canceling an order besides the Delivery date being extended.

    3.  If taking delivery of the goods exceeding the time limit, a penalty or 1% of the payment for goods per day and the expenses of storage and maintenance of the goods paid by Party B in place of Party A shall be due for payment by Party A.

    4. Incase of overdue payments. Party A shall pay breach of Agreement damages by 1% of overdue payment per day.

    5. In case of refusal to take delivery of the goods without good reasons, a penalty of 5% of the payment of the goods shall be duefor the payment by Party A in addition to the compensation  of the economic damages caused by this.

Article 10 Liabilities for Breach of Agreement by Party B

    1.  In case of not delivery on time, Party B shall pay breach of Agreement damages in amount of 5% of the undelivered payment.

    2. The goods in variety, type, specification and quality rail to meet the rules stipulated in this Agreement, both parties may consult with each other for treatment if Party A woes to accept these goods, Otherwise, Party B may make corrections and improvements to the goods until they meet Party A's requirement. If Party B is unable to satisfy the requirements. Party A has the right to return goods at Party B's expense.

    3 Party B shall be responsible for goods damaged due to irregular packin Party A shall be responsible for damages resulting from the failure to store received goods in accordance with industry standards.

    4.  ln case of delay in delivery, Party B shall pay breach of agreement damages in amount of 1% of payment per day and the losses of Party B due to the delay.

    5. In the event that Party B delivers goods in excess of agreed upon amounts in Delivery Agreement. Party B shall bear the costs of storage at Party As facility. provided that Party A shall he responsible for losses caused by Party A's direct negligence in the storage of such goods.

    6 In the event that Party B delivers goods to Party A in advance of agreed upon dales. Party A must notify Party B within l5 days of delivery of Party A's intention to reject and return shipment at Party B's expense. If Party A does not inform Party B of its intention to return goods within 15. days. it shall be deemed an acceptance or goods, and Party A shall submit payment to Party B in accordance with payment terms as defined in the delivery Agreement.

Arricle 11 Force Majeure

If any one of the parties is unable to perform this Agreement due lo force majeure, it shall timely notify the other party and provide proof of force majeure so as to mitigate rho loss that may he caused to the other party. Based on the proof, the party who is unable to perform this agreement due to force majeure may delay or notperform parts or the whole of the agreement and is exempted from liability in part or in whole in light of the impact of the event of force majeure.

Article 12 Others

Penalty for breach of agreement payment of damages, custody and maintenance fees and economy losses stipulated in the Agreement shall be paid by the way of settlement stipulated by the bank within 10 days after the liability of breaching party. is Specified. Payment exceeding the time limit will  be deemed to overdue payment. Both parties shall not detain the goods or payments for goods.for indemnification.

This Agreement  is subject to the laws of the State of Florida, USA. All disputes in connection wiih the execution of this Agreement shall be settled through direct negotiation between the parties. In the event that a settlement cannot he reached, parties agree to submit the dispute to arbitration or the appropriate court of law pursuant to the lawsor the State of Florida

This agreement is entered into as of December 12, 2007. During the period of the implementation of  this Agreement. neither party shall amend or terminate the agreementat will. lf there are other issues not covered in this Agreement, both parties can discuss to supplement the agreement. The supplement parts and this Agreement  have equal legal effect,

The Agreement  has been translated into both English and Chinese. For purposes of interpretation  of this Agreement, the English version shall govern.

This Agreement has two copies in original, one for each party: it has two duplicates  which have the equal legal effect with this agreement

Party A: OSUNG LST CO., Ltd          Party B: Chaolei Marketing and Finance Co.